Exhibit 99.1

Contact: Safeco Investor Relations

Neal Fuller, 206-545-5537

Contact: Safeco Media Relations

Paul Hollie, 206-545-3048

SAFECO ANNOUNCES NEW HEADQUARTERS AND REGIONAL OFFICE IN

DOWNTOWN SEATTLE

SEATTLE – (May 24, 2006) – Safeco (NASD: SAFC) today announced plans to move its corporate headquarters to 1001 Fourth Avenue Plaza and its Northwest region office to the Second and Seneca building, both in downtown Seattle.

Safeco has entered a lease for approximately 284,000 square feet at 1001 Fourth Avenue. The building, formerly known as the Seafirst building, is managed by Texas-based real estate developer Hines. The lease gives Safeco full naming and signage rights for both the interior and exterior of the building. Once occupied, the new headquarters building will be renamed Safeco Plaza and will be home to as many as 1,100 Safeco employees.

The company also will move its Northwest region office from its current Redmond campus location to downtown Seattle. Safeco will lease approximately 140,000 square feet of office space for an estimated 800 employees at Second & Seneca, where it also will receive naming and signage rights. The building is owned and managed by Equity Office Properties.

“Given the favorable lease rates and the near-term availability of office space, the economics and timing led us to the decision to relocate both our headquarters and regional office in downtown Seattle,” said Paula Rosput Reynolds, Safeco president and chief executive officer. “This move places us in the center of the city’s vibrant business community and will give us a significant presence in downtown Seattle, featuring our two new office locations as well as Safeco Field.”

In March 2006, Safeco revised its real estate strategy for the company’s Puget Sound operations. The new plan calls for Safeco to lease space rather than build and own office facilities. This approach will help the company cut expenses and also provide greater flexibility to pursue telecommuting and virtual workplace alternatives through the use of technology.

The sale of Safeco’s Redmond campus to Microsoft is expected to close on May 31, 2006. As a result of financial incentives provided by Microsoft, Safeco plans to move as many as 800 Redmond-based employees to the Second and Seneca location by December 2006. The remaining Redmond employees will move to leased space in Bothell and the University District by year-end. Together, those locations ultimately will accommodate approximately 1,000 employees. Headquarters employees currently working in the Safeco Tower in the U-District will begin moving to the 1001 Fourth Avenue location in 2007.

Safeco intends to place its University District building complex on the market in early June.

Safeco, in business since 1923, is a Fortune 500 property and casualty insurance company based in Seattle. The company sells insurance to drivers, home owners and owners of small- and mid-sized businesses principally through a national network of independent agents and brokers.

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